EXHIBIT 10.3


                  [VVVRRR, INC. LETTERHEAD]


7-1-02



These Co-Location terms are effective between VVVRRR, Inc.
(VRI) and Fenton Graham Marketing, Inc. (FGM).

FGM leases 1/8 of a rack of space and 1 Megabit of bandwidth from VRI for $200.00 per month on a month-to-month basis.



/s/ J.P. Schrage                   /s/ William Lane
Secretary/Treasurer                VVVRRR, Inc.
Fenton Graham Marketing, Inc.